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                          CORPORATE GUARANTY AGREEMENT




                          Dated as of February 1, 1999


                                       by


                             PEREGRINE GLOBAL, INC.



                                   in favor of


                                SOUTHTRUST BANK,
                              NATIONAL ASSOCIATION



                          This instrument prepared by:

                                 John F. Andrews
                              Capell & Howard, P.C.
                                 P. O. Box 2069
                            Montgomery, AL 36102-2069
                                 (334) 241-8000


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


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

    Parties         ......................................................   1
    Recitals        ......................................................   1


                                   ARTICLE 1

                        DEFINITIONS AND OTHER PROVISIONS
                             OF GENERAL APPLICATION

SECTION 1.01        Definitions...........................................   2
SECTION 1.02        Effect of Headings....................................   3
SECTION 1.03        Date of Agreement.....................................   3
SECTION 1.04        Separability Clause...................................   3
SECTION 1.05        Governing Law.........................................   3
SECTION 1.06        Counterparts..........................................   3


                                    ARTICLE 2

                                    GUARANTY

SECTION 2.01        Guaranty of Obligations of Credit Obligors
                    under Credit Agreement................................   3
SECTION 2.02        Absolute and Unconditional Nature of Guaranty.........   4
SECTION 2.03        Waivers...............................................   5
SECTION 2.04        Termination of Agreement..............................   6



                                       (i)

                                    ARTICLE 3

                          REPRESENTATIONS AND COVENANTS

SECTION 3.01        General Representations of Guarantor..................   6
SECTION 3.02        Payment of Taxes......................................   8
SECTION 3.03        Reports to Bank.......................................   8


                                    ARTICLE 4

                                    REMEDIES

SECTION 4.01        Events of Default.....................................   8
SECTION 4.02        Remedies..............................................   9
SECTION 4.03        Agreement to Pay Attorneys Fees.......................   9
SECTION 4.04        No Additional Waiver Implied by One Waiver............  10
SECTION 4.05        Subordination of Subrogation Right....................  10


                                    ARTICLE 5

                                  MISCELLANEOUS

SECTION 5.01        Notices...............................................  10
SECTION 5.02        Successors and Assigns................................  11
SECTION 5.03        Benefits of Agreement.................................  11


                                      (ii)

SECTION 5.04        Waiver of Jury Trial..................................  11

Testimonium...............................................................  12
Signature and Acknowledgement.............................................  12




                                      (iii)

                          CORPORATE GUARANTY AGREEMENT

                  THIS CORPORATE GUARANTY AGREEMENT (this "Agreement") is made as of the 1st day of February, 1999, by Peregrine Global, Inc., a United States Virgin Islands corporation ("Guarantor") to SouthTrust Bank, National Association, a national banking association (the "Bank").

                             R E C I T A L S:

                  Alcool, Inc., an Alabama corporation ("Alcool") has requested that The Industrial Development Board of the City of Montgomery (the "Board") issue its $2,460,000 aggregate principal amount of Variable/Fixed Rate Industrial Development Revenue Bonds (Alcool, Inc. Project) Series 1999 (the "Bonds") in order to provide long-term financing for the cost of acquiring certain manufacturing machinery and related personal property for use by Alcool in the manufacture of aluminum heat exchanger coils (the "Project Equipment"). The Project Equipment will be located in a building (the "Project Building") owned by the Board and leased to Industrial Partners, a general partnership ("Industrial Partners"), pursuant to a Lease Agreement dated February 1, 1999 (the "Building Lease"). The Project Building will be subleased by Industrial Partners to Alcool pursuant to a Lease Agreement dated December 9, 1998 (the "Building Sublease").

         The Bonds will be issued pursuant to a Trust Indenture dated February 1, 1999 (the "Indenture") between the Board and SouthTrust Bank, National Association (acting in such capacity, the "Trustee"). The Board will use the proceeds of the Bonds (i) to reimburse Alcool for sums previously expended by Alcool for the Project Equipment and (ii) to pay the remaining costs of the Project Equipment. The Board will lease the Project Equipment to Alcool pursuant to a Lease Agreement dated as of February 1, 1999 (the "Lease Agreement") and Alcool will pay rent to the Board sufficient to pay the debt service on the Bonds.

                  As security for the payment of the Bonds, Alcool and its parent corporation, Peregrine Industries, Inc., a Florida corporation ("Peregrine", and together with Alcool, the "Credit Obligors"), will cause SouthTrust Bank, National Association (herein, in its capacity as issuer of the initial letter of credit referred to below, called the "Bank"), to issue an irrevocable letter of credit in favor of the Trustee in the amount of (i) the aggregate principal amount of the Bonds, to enable the Trustee to pay the principal amount of the Bonds when due and to pay the principal portion of the purchase price of Bonds tendered (or deemed tendered) for purchase, plus (ii) interest on the Bonds for a period of 50 days at the rate of 13% per annum, to enable the Trustee to pay interest on the Bonds when due and to pay the interest portion of the purchase price of Bonds tendered (or deemed tendered) for purchase. The initial letter of credit will be issued pursuant to a credit agreement among the Credit Obligors and the Bank (the "Credit Agreement") The initial letter of credit to be delivered to the Trustee and any substitute letter of credit delivered to the Trustee pursuant to the Indenture are herein referred to as the "Letter of Credit."

                  As security for the Credit Obligors' obligations under the Credit Agreement with respect to the Letter of Credit, Alcool and the Board will execute a Mortgage, Security Agreement


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


and Assignment of Rents and Leases dated as of February 1, 1999 (the "Mortgage") in favor of the Bank, whereby the Bank will be granted a mortgage on and security interest in the Project Equipment and the interest of Alcool as lessee under the Building Sublease.

                  The Credit Agreement provides that as a condition preceding to the issuance of the Letter of Credit, the Guarantor must execute and deliver this Agreement to the Bank.

                  NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, the Guarantor hereby covenants, agrees and binds himself as follows:

                                    ARTICLE 1

                        DEFINITIONS AND OTHER PROVISIONS
                             OF GENERAL APPLICATION

                  SECTION 1.01......................Definitions

                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) The terms defined in this Article shall have the meanings assigned to them in this Article. Singular terms include the plural as well as the singular, and vice versa.

(c) All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles. All references herein to "generally accepted accounting principles" refer to such principles as they exist at the date of application thereof.

(d) All references in this instrument to designated "Articles, Sections" and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed.

(e) The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivisions.

(f) The term "person" shall include any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization and any government or any agency or political subdivision thereof.

                  SECTION 1.02..............Effect of Headings

                  The Article and Section headings are for convenience only and shall not affect the construction hereof.

                  SECTION 1.03...............Date of Agreement

                  The date of this Agreement is intended as and for a date for the convenient identification of this Agreement and is not intended to indicate that this Agreement was executed and delivered on said date.

                  SECTION 1.04..............Separability Clause

                  If any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  SECTION 1.05....................Governing Law

                  This Agreement shall be construed in accordance with and governed by the laws of the State of Alabama.

                  SECTION 1.06.....................Counterparts

                  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                                    ARTICLE 2

                                    GUARANTY

         SECTION 2.01 Guaranty of Obligations of Credit Obligors under Credit Agreement

         (a) The Guarantor hereby guarantees to the Bank, full and prompt payment of the following obligations (herein collectively referred to as the "Obligations"):

                  (1) all Letter of Credit commissions, fees, charges and costs becoming due and payable under the Credit Agreement in accordance with the terms thereof;


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


                  (2) all amounts becoming due and payable under the Credit Agreement in accordance with the terms thereof as reimbursement of sums paid by the Bank under the Letter of Credit;

                  (3) all interest becoming due and payable under the Credit Agreement in accordance with the terms thereof;

                  (4) all amounts becoming due and payable under the Credit Agreement in accordance with the terms thereof upon the occurrence and continuance of an Event of Default, as therein defined, including, without limitation, sums due under the indemnification provision of
         Section 6.06 of the Credit Agreement;

                  (5) all other amounts payable by the Company to the Bank in connection with the Letter of Credit, whether evidenced by the Credit Agreement, the Mortgage, or other instruments, or by open account or otherwise; and

                  (6) all renewals and extensions of any and/or all of the Obligations of the Company described in paragraphs (1) through (5) above (including without limitation any renewal or extension of, and any substitute for, the Letter of Credit), whether or not any renewal or extension agreement is executed in connection therewith.

         (b) All payments by the Guarantor under this Agreement shall be made in lawful money of the United States of America. Each and every default in payment of the Obligations shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

         SECTION 2.02    Absolute and Unconditional Nature of Guaranty

         The guaranty of the Guarantor herein contained is an absolute, unconditional, irrevocable and continuing guaranty of payment, and not of collectibility, and, except as otherwise provided by any mandatory provision of law that may not be waived by the Guarantor, shall not be discharged, impaired, modified or otherwise affected upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, the Guarantor.

                  (1) the failure to give notice to the Guarantor of the occurrence of any default or Event of Default under the Bonds or the Financing Documents;

                  (2) the compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Financing Participants under the Bonds, the Letter of Credit or the Financing Documents;

                  (3) any assignment, pledge or mortgage of all or any part of the interest of any of the Financing Participants in the trust estate under the Indenture;

                  (4) any waiver of the payment, performance or observance by any of the Financing Participants of any obligation, agreement or covenant of any of them contained in the Bonds, the Letter of Credit or the Financing Documents;

                  (5) the extension of the time for payment of debt service on the Bonds or any part thereof or of the time for performance of any other obligations, agreements or covenants of any of the Financing Participants under the Letter of Credit or the Financing Documents;

                  (6) the modification or amendment (whether material or otherwise) of any obligation, agreement or covenant contained in the Bonds, the Letter of Credit or the Financing Documents;

                  (7) any failure, omission, or delay on the part of any of the Financing Participants or any holder of the Bonds to enforce, assert or exercise any right, power or remedy conferred upon any of them by the Bonds, the Letter of Credit, or the Financing Documents;

                  (8) the bankruptcy, insolvency, reorganization, appointment of a receiver for, or dissolution of any of the Financing Participants, or the entering by any or all of them into an agreement of composition with creditors, or the making by any or all of them of an assignment for the benefit of creditors;

                  (9) any rights of set-off, recoupment, counterclaim or other defense, whether similar or dissimilar to the foregoing, which the Guarantor might otherwise have against any of the Financing Participants;

                  (10) the default or failure of any of the Financing Participants to perform fully any obligation, covenant or agreement contained in the Bonds, the Letter of Credit or the Financing Documents;

                  (11) the release or discharge of any of the Financing Participants by operation of law, to the extent that such release or discharge may be lawfully avoided, from the performance or observance of any agreement or covenant contained in the Bonds, the Letter of Credit or the Financing Documents; and

                  (12) the invalidity or unenforceability of the Bonds, the Letter of Credit, the Financing Documents or any provision of such instruments.

         SECTION 2.03    Waivers

         The Guarantor hereby expressly waives notice in writing or otherwise from the Bank of its acceptance and reliance on this Agreement. The Obligations of the Guarantor hereunder shall attach absolutely and unconditionally when the Credit Agreement shall have been executed and delivered by the parties to the Credit Agreement. The Guarantor further waives, as to the enforcement of this Agreement, (i) all rights of exemption that they may have under the constitution and laws of the State of Alabama or any other state as to any levy on and sale of property and (ii) presentation and demand for payment (or protest of nonpayment) of the Obligations or any part thereof.

         SECTION 2.04    Termination of Agreement

         This Agreement shall terminate when the Letter of Credit is no longer in effect, all Obligations have been fully paid, and such Obligations are not subject to being refunded as a preference or fraudulent transfer under the United States Bankruptcy Code or other applicable law.

                                    ARTICLE 3

                          REPRESENTATIONS AND COVENANTS

         SECTION 3.01    General Representations of Guarantor

         The Guarantor makes the following representations and warranties as the basis for the undertakings on its part herein contained:

                  (a) It is a corporation duly organized, validly existing, in good standing under the laws of the United States Virgin Islands, and is authorized to do business in all jurisdictions in which the character of its properties or the nature of its business requires such qualifications or authorization.

                  (b) It has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now proposed to be conducted.

                  (c) Its financial statements that have been furnished to the Bank are complete and correct in all material respects and fairly present its financial condition as of the date or dates indicated and for the periods involved. There has been no materially adverse change in its financial condition or operations since the date of its most recent financial statements furnished to the Bank.

                  (d) It has good and marketable title to all its properties and assets reflected on its most recent balance sheet furnished to the Bank, except for such properties and assets as have been disposed of since the date of such balance sheet as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of its business. All such properties and assets are free and clear of liens of any nature, except as disclosed in such financial statements.


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


                  (e) It has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it as of the date hereof, and has paid or caused to be paid all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due and payable, except such taxes or returns the failure to pay or file would not have a material adverse affect on the business or operations of the Guarantor.

                  (f) The execution and delivery of this Guaranty Agreement does not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974, as amended (ERISA), of the Internal Revenue Code. It has fulfilled its obligations, if any, under minimum funding standards of ERISA and is in compliance in all material respects with the applicable provisions of ERISA.

                  (g) It has full corporate power to consummate the transactions contemplated by this Guaranty Agreement.

                  (h) By proper action of its board of directors it has duly authorized the execution and delivery of this Guaranty Agreement and the consummation of the transactions contemplated herein.

                  (i) It has obtained all consents, approvals, authorizations, and orders of governmental authorities that are required to be obtained by it as a condition to the execution and delivery of this Guaranty Agreement.

                  (j) The execution and delivery by it of this Guaranty Agreement and the consummation by it of the transactions contemplated herein do not and will not (i) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its certificate of incorporation or bylaws or any indenture, mortgage, deed of trust or other contract, agreement or instrument to which it is a party or is subject, or any resolution, order, rule, regulation, writ, injunction, decree or judgment of any governmental authority or court having jurisdiction over it which would result in a material adverse effect on the business or operations of the Guarantor or (ii) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated hereby.

                  (k) This Guaranty Agreement constitutes a legal, valid, and binding obligation of the Guarantor and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at equity or at law.

                  (l) There is no action, suit, proceeding, inquiry or investigation pending before any court or governmental authority, or, to the best of the Guarantor's knowledge, threatened against it or affecting it or its properties, that (i) involves the consummation of the transactions contemplated by, or the validity or enforceability of, this Guaranty Agreement or (ii) could have a materially adverse impact upon its financial condition or operations.

                  (m) It has obtained all necessary licenses, franchises, permits, certificates of need and other authorizations necessary for the operation of its business under applicable laws, ordinances, and regulations, except where the failure to do so would not have a material adverse affect on the business or operations of the Guarantor.

                  (n) The Guarantor is not in material violation of, or subject to, any existing, pending or to the Guarantor's knowledge, threatened investigation or inquiry by any governmental authority or any remedial obligations under any applicable laws, rules or regulations pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and there are no facts, conditions or circumstances known to it which are likely to result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable governmental authority, and the Guarantor will promptly notify the Bank if the Guarantor becomes aware of any such facts, conditions or circumstances or any such investigation or inquiry.

         SECTION 3.02    Payment of Taxes

         The Guarantor will pay or cause to be paid, prior to delinquency, all taxes, assessments and other governmental charges lawfully levied or assessed or imposed upon him, on his properties or any part thereof or upon any income therefrom.

         SECTION 3.03    Reports to Bank

         The Guarantor shall furnish to the Bank the financial reports required by Section 4.04 of the Credit Agreement for subsidiaries of Peregrine.

                                    ARTICLE 4

                                    REMEDIES

         SECTION 4.01    Events of Default

         Any one or more of the following shall constitute an event of default (a "Guaranty Default") under this Agreement (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (1) default in any payment required under Section 2.01 hereof as and when the same shall become due and payable; or

                  (2) default in the performance, or breach, of any covenant or warranty of the Guarantor in this Agreement (other than a covenant or warranty, a default in the performance or breach of which is elsewhere in this Section specifically dealt with), which is not cured within 30 days after written notice from the Bank to the Guarantor as herein provided; or, if such cure is not reasonably capable of being completed within 30 days, such additional period of time as shall be necessary (but not to exceed 90 days), provided that the Guarantor shall diligently and in good faith prosecute said cure to completion; or

                  (3) the filing of a petition in bankruptcy (or other commencement of a bankruptcy or similar proceeding) by or against the Guarantor under any applicable bankruptcy, insolvency, reorganization, or similar law, now or hereafter in effect (provided, however, that the filing of such a petition or the commencement of such a proceeding against any such Guarantor will not constitute an Event of Default unless such petition or commencement is not dismissed or stayed within 60 days after the filing or commencement thereof); or

                  (4) the occurrence of an Event of Default, as therein defined, under any other Financing Document and the expiration of the applicable grace or cure period, if any, specified therein.

         SECTION 4.02    Remedies

         If a Guaranty Default exists, the Bank may proceed to protect its right by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement of the Guarantor herein contained or in aid of the exercise of any power or remedy granted to the Bank under the other Financing Documents. The Bank may proceed directly against the Guarantor hereunder without resorting to any other remedies which it may have and without proceeding against any other security held by the Bank.

         SECTION 4.03    Agreement to Pay Attorneys Fees

         If the Guarantor should default under any of the provisions of this Agreement and the Bank should employ attorneys or incur other expenses for the collection of any payments due hereunder or the enforcement of performance or observance of any agreement or covenant on the part of the Guarantor herein contained, the Guarantor will on demand therefor pay to the Bank the reasonable fees of such attorneys and such other expenses so incurred.

         SECTION 4.04    No Additional Waiver Implied by One Waiver

         If any agreement contained in this Agreement should be breached by the Guarantor and thereafter waived by the Bank, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

         SECTION 4.05    Subordination of Subrogation Right

         Guarantor expressly subordinates his right to payments of any indebtedness (including both principal and interest) owing from the Credit Obligors, or either thereof, to Guarantor, whether now existing or arising at any time in the future (including, but not limited to, rights to payment arising by virtue of any subrogation or indemnification upon payment by Guarantor of amounts due from the Credit Obligors, or either thereof, to the Bank), to the prior right of the Bank to receive or require payment in full of the Obligations, until such time as the Obligations are fully paid (and including interest accruing after any petition under the United States Bankruptcy Code, which post-petition interest Guarantor agrees shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in proceedings under the United States Bankruptcy Code generally) and such payments are final and not subject to refund or rescission under bankruptcy or other applicable law, and the Letter of Credit is terminated; provided, however, the Guarantor may receive current interest payments (but not principal payments) subject to the rate of interest being paid not exceeding the Bank's Base Rate. Furthermore, upon the occurrence of an Event of Default under the Financing Documents, Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of the Credit Obligors, or either thereof, to the Guarantor or any security for such indebtedness. If Guarantor should receive any such payment, satisfaction or security for any indebtedness of the Credit Obligors to the Guarantor, each Guarantor agrees to deliver the same promptly to the Bank in the form received, endorsed, or assigned as may be appropriate for application on account of, or as security for, the Obligations and until so delivered, agrees to hold the same in trust for the Bank.

                                    ARTICLE 5

                                  MISCELLANEOUS

         SECTION 5.01    Notices

         (a) Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with, the Guarantor or the Bank shall be sufficient for every purpose hereunder if in writing and (except as otherwise provided in this Agreement) either (i) delivered personally to the party or, if such party is not an individual, to an officer, partner or other legal representative of the party to whom the same is directed or (ii) mailed by express mail or certified mail, postage prepaid and addressed to such person at the following address:

         If to the Guarantor:

         Peregrine Global, Inc.
         730 South Military Trail
         Deerfield, FL 33442


         If to the Bank:

         SouthTrust Bank, National Association
         Post Office Box 230517
         Montgomery, Alabama 36123-0517
         Attention:  John W. Livings

         (b) Any such notice or other document shall be deemed to be received
(i) as of the date delivered, if delivered personally in accordance with subsection (a) of this Section, or (ii) as of the business day following the date deposited, if mailed by express mail, or as of five days after the date deposited in the mail, if mailed by certified mail, each as in accordance with subsection (a) of this Section.

         SECTION 5.02    Successors and Assigns

         All covenants and agreements in this Agreement by the Guarantor shall bind his executors, heirs and personal representatives, whether so expressed or not.

         SECTION 5.03    Benefits of Agreement

         Nothing in this Agreement, express or implied, shall give to any person, other than the Bank any benefit or any legal or equitable right, remedy or claim under this Agreement.

         SECTION 5.04    Waiver of Jury Trial

         GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OBLIGATIONS, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE BANK AND/OR THE COMPANY WITH RESPECT TO THE FINANCING DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY PARTY'S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. GUARANTOR AGREES THAT THE BANK MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF GUARANTOR IRREVOCABLY TO WAIVE HIS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF THE BANK TO ISSUE THE LETTER OF CREDIT AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN GUARANTOR AND THE BANK SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.


         IN WITNESS WHEREOF, the Guarantor has duly executed this instrument as of this 1st day of February, 1999.

                                        PEREGRINE GLOBAL, INC.


                                        By:  /s/
                                           -------------------------------------
------------------------------------
                                           Its
                                               ---------------------------------



STATE OF ALABAMA

COUNTY OF MONTGOMERY

         I, the undersigned, a Notary Public in and for said County in said State, hereby certify that _____________________, whose name as __________________ of Peregrine Global, Inc., a corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the said instrument, he, in his capacity as such officer, and with full authority, executed the same voluntarily for and as the act of said corporation.


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


         GIVEN under my hand this the 8th day of March, 1999.




                                        ----------------------------------------
                                        Notary Public
(SEAL)
                                        My commission expires:
                                                               -----------------











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